EXHIBIT 99.1

SGI REPORTS FIRST QUARTER RESULTS

MOUNTAIN VIEW, Calif. (October 20, 2003)—SGI (NYSE: SGI) today announced results for its first fiscal quarter, which ended September 26, 2003. Revenue for the quarter was $218.0 million, compared with $240.2 million for the fourth quarter ended June 27, 2003. Gross margin increased to 43.4% in the first quarter from 40.3% in the fourth quarter.

On a GAAP basis, operating expenses for the first quarter were $138.2 million, compared with $131.3 million for the fourth quarter. SGI’s first-quarter operating loss was $43.6 million, compared to $34.5 million in the fourth quarter. The first-quarter net loss was $47.9 million or $0.23 per share, compared with $36.6 million or $0.18 per share in the fourth quarter. The first-quarter results include $24.2 million in other operating expenses, consisting primarily of severance and non-cash charges relating to the previously announced headquarters consolidation compared with a charge of $12.6 million in the prior quarter.

On a non-GAAP basis, excluding the $24.2 million in other operating expenses, first-quarter operating expenses were $113.9 million and the operating loss was $19.4 million, compared to operating expenses of $118.7 million and an operating loss of $21.9 million in the fourth quarter. The Company's first quarter results are consistent with the preliminary results announced on October 6, 2003.

“We made significant progress in Q1,” said Bob Bishop, Chairman and CEO of Silicon Graphics. “Projections for revenue, gross margin and unrestricted cash were exceeded; operating expense levels were lowered, and major new storage and visualization products were launched. We hope to continue to improve in Q2 based on the strength of these new products and on increased customer confidence in SGI.”

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1600 Amphitheatre Pkwy.
Mountain View, CA
94043

Telephone 650.960.1980
www.sgi.com

MEDIA CONTACT
Lisa Pistacchio pistacchio@sgi.com
650.933.5683

SGI PR HOTLINE
650.933.7777

SGI PR FACSIMILE
650.933.0283

SGI REPORTS FIRST QUARTER RESULTS/2

As of September 26, 2003, unrestricted cash, cash equivalents, and marketable investments were $115.5 million, compared with $141.3 million at June 27, 2003.

SGI will conduct a conference call today at 2 p.m. PT to provide additional details. The dial-in number is (888) 208-1824 and the Webcast site is www.sgi.com. An audio replay of this call will be available after 5 p.m. PT today at (888) 203-1112 (passcode: 608105) and will be available for seven days. All links to the archived Webcast and audio replay are available through SGI's Web site at www.sgi.com/company_info/investors/. International investors can dial (719) 457-2637. The international replay number is (719) 457-0820 (passcode: 608105).

This news release contains forward-looking statements relating to future events or financial performance that involve risks and uncertainties. Forward looking-statements in this news release include, without limitation, statements regarding expectations about future financial results and customer perceptions about the company and its products. The company's future results could differ materially from the expectations discussed herein. Factors that might cause such a difference include risks associated with the timely development, production and acceptance of new products and services; increased competition; the failure to achieve expected product mix and revenue levels; the effect of uncertainty about the company's debt restructuring efforts; and the failure to manage costs and improve operating efficiencies. These and other risks are detailed from time to time in SGI's periodic reports that are filed with the Securities and Exchange Commission, including SGI's quarterly report on Form 10-K for the year ended June 27, 2003. We undertake no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information, future events or otherwise.

SGI: The Source of Innovation and Discovery™

SGI, also known as Silicon Graphics, Inc., is the world’s leader in high-performance computing, visualization and storage. SGI’s vision is to provide technology that enables the most significant scientific and creative breakthroughs of the 21st century. Whether it’s sharing images to aid in brain surgery, finding oil more efficiently, studying global climate or enabling the transition from analog to digital broadcasting SGI is dedicated to addressing the next class of challenges for scientific, engineering and creative users. SGI was named on FORTUNE magazine’s 2003 list of “Top 100 Companies to Work For.” With offices worldwide, the company is headquartered in Mountain View, Calif., and can be found on the Web at www.sgi.com.

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Silicon Graphics, SGI and the SGI logo are registered trademarks, and The Source of Innovation and Discovery is a trademark of Silicon Graphics, Inc., in the U.S. and/or other countries worldwide. All other trademarks mentioned herein are the property of their respective owners.

SILICON GRAPHICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
	September 26,	June 27,
	2003	2003

ASSETS

Current assets:
Cash and cash equivalents	$114,219	$140,836
Short-term marketable investments	1,284	440
Short-term restricted investments	27,757	35,298
Accounts receivable, net	118,051	133,166
Inventories	72,455	71,426
Prepaid expenses and other current assets	43,298	51,727

Total current assets	377,064	432,893

Restricted investments	902	1,430

Net property and equipment	87,344	108,062

Other assets	100,273	107,469

	$565,583	$649,854

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$68,014	$76,507
Accrued compensation	32,055	38,916
Income taxes payable	22,781	22,666
Other current liabilities	125,320	126,987
Current portion of long-term debt	248,409	16,894
Deferred revenue	138,267	149,434

Total current liabilities	634,846	431,404

Long-term debt	57,797	291,956
Other liabilities	84,500	91,385

Total liabilities	777,143	814,745

Total stockholders' deficit	(211,560)	(164,891)

	$565,583	$649,854

SILICON GRAPHICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)

	Three Months Ended
	September 26,	September 27,
	2003	2002

Product and other revenue	$124,866	$133,483
Service revenue	93,161	108,235

Total revenue	218,027	241,718
Costs and expenses:
Cost of product and other revenue	71,264	81,624
Cost of service revenue	52,177	62,655
Research and development	35,349	42,643
Selling, general and administrative	78,599	86,777
Other operating expense (1)	24,236	8,444

Total costs and expenses	261,625	282,143

Operating loss	(43,598)	(40,425)

Interest and other income (expense), net	(6,498)	(560)
Other non-recurring income (expense)	(414)	-

Loss before income taxes	(50,510)	(40,985)

Income tax provision	(2,581)	87

Net loss	$(47,929)	$(41,072)

Net loss per common share - basic and diluted	$(0.23)	$(0.21)

Shares used in the calculation of net loss per common share. . .	209,570	199,676

(1)	Represents charges for estimated restructuring and asset impairments in each of the three month periods ended September 26, 2003 and September 27, 2002.